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                                                                  EXHIBIT 99.1


MAGNETEK ANNOUNCES CLOSING OF SALE OF
GENERATOR BUSINESS TO EMERSON


NASHVILLE, Tenn.--(BUSINESS WIRE)--April 27, 1999--MagneTek, Inc.
(NYSE:MAG-news) today announced the closing of the sale of its generator business, which produces alternators for use with diesel and natural gas generator sets, to Emerson Electric Co. for $115 million. Proceeds will be used to repay debt.

"The sale of the generator business is an important first step in the company's execution of strategic actions designed to enhance shareholder value, which is the focus of our Goldman Sachs led strategic review," commented President and CEO Ron Hoge. "That review should be concluded in the next couple of weeks, at which time we expect additional actions will be announced."

MagneTek manufactures integrated electrical products, including electric motors, drives and systems, power electronics and lighting products used in a wide range of commercial and industrial applications. The company reported revenues of $1.2 billion for its fiscal year ended June 30, 1998, of which approximately $100 million came from the generator business.
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The foregoing announcement contains forward-looking statements that are subject to risks and uncertainties which, in many cases, are beyond the control of the company. These include but are not limited to economic conditions in general, business conditions in electrical and electronic equipment markets, competitive factors such as pricing and technology, and the risk that the company's ultimate costs of doing business exceed present estimates. Further information on factors which could affect MagneTek's financial results, are described in the Company's filings with the Securities and Exchange Commission.

For a copy of MagneTek's fiscal 1998 Annual Report call: 1-888-NYSEMAG
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CONTACT:

  MagneTek Inc., Nashville
  Nancy M. Falls, 615/316-5288
  nfalls@magnetek.com
  http://www.magnetek.com